Exhibit 99.2

FOR IMMEDIATE RELEASE

Mattress Firm Names Ken Murphy Next CEO

— Steve Stagner Becomes Executive Chairman and Chairman of the Board —

HOUSTON, March 21, 2016 /BUSINESSWIRE/ — Mattress Firm Holding Corp. (the “Company”) (NASDAQ: MFRM), the nation’s largest specialty mattress retailer, today announced that Ken Murphy has been appointed president and chief executive officer and Steve Stagner will assume the role of executive chairman of the Company and chairman of the board of directors. The changes, which are effective immediately, represent part of a long-term succession plan for the organization and will allow for better division of responsibilities for the two executives. Mr. Murphy will assume direct leadership of the full operations of the enterprise while Mr. Stagner will focus on the strategic vision for the Company and the integration of the Sleepy’s acquisition.

“It is with great pride that I announce Ken Murphy’s appointment as president and CEO of Mattress Firm. He is the right leader at this time in our company growth story as we turn our focus from achieving our goal of becoming border-to-border and coast-to-coast with recent acquisitions, to continuing to grow through a relentless commitment to operational excellence,” said Mr. Stagner. “We have a tremendous opportunity ahead now that we have assembled a national footprint. Ken has been preparing for this role throughout his career. He is an incredibly strong operator and has already begun implementing his plan to drive results with a laser focus on store productivity. Ken is beloved by our people as a passionate cultural champion, drawing from his roots on the front lines over 18 years ago.”

Mr. Murphy joined Mattress Firm in 1998 and has held multiple essential leadership roles within the Company since that time. Since being named president in 2015, Murphy has driven the strategic framework which prioritizes company investments and includes areas such as an increased focus on digital and omni-channel initiatives, employee focused programs that encourages a highly performing and highly engaged culture, and community centric activities designed to resonate with millions of customers on a local level.  During his tenure with the Company, he has also served as president, chief operating officer, executive vice president of sales and operations, national vice president of sales, vice president of field and talent management, and director of training and recruiting. In his expanded role as president and CEO, Murphy now has responsibility for all core functions of the Company, including sales, marketing, merchandising, finance and operations.

“The next chapter of growth for this Company represents an exciting opportunity to turn our unbridled focus toward the pursuit of operational excellence as we begin to integrate all of the talented teams, best practices, and dynamically rich assets we’ve amassed in recent years.  We have an exciting opportunity ahead to truly become America’s preferred choice for better sleep while also helping our incredible teams grow in their careers.  This opportunity aligns directly with our purpose, improving lives one relationship at a time,” stated Mr. Murphy.

Mr. Murphy continued, “It has been an absolute honor and a privilege to work so closely with Steve over the last nearly two decades.  Steve has been a visionary leader in positioning this organization to become the first truly national specialty mattress retailer and I couldn’t be more excited about the opportunity to continue doing so. We have a clear path to achieve consistent execution inside our operation by focusing on the front lines, driving efficiencies, redefining high growth and capturing various omni-channel opportunities that will better serve our customers in the future.”

5815 Gulf Freeway • Houston, TX • 77023 • Phone: 713-923-1090 • Fax: 713-923-1096

Mr. Stagner will assume his role as executive chairman under a new three-year contract, with a focus on continuing to build the strategic vision, driving a successful Sleepy’s integration and communicating the Mattress Firm story to investors.  Mr. Stagner has served as the CEO of Mattress Firm since 2010, oversaw the Company’s initial public offering in 2011, and guided the Company’s growth from $400 million in sales to over $3.5 billion in pro forma sales in 2015.

Mr. Stagner concluded, “As we evolve our leadership roles, we are taking a natural step toward our ambitious growth goals. Together, with our manufacturing partners and 10,000 employees, we are advancing sleep as part of a healthy lifestyle while producing incredible growth as a business”.

About Mattress Firm Holding Corp.

With more than 3,500 company-operated and franchised stores across 48 states, Mattress Firm Holding Corp. (NASDAQ: MFRM) has the largest geographic footprint in the United States among multi-brand mattress retailers. Founded in 1986, Houston-based MFRM is the nation’s leading specialty bedding retailer with over $3.5 billion in pro forma sales in 2015. MFRM, through its brands including Mattress Firm, Sleepy’s and Sleep Train, offers a broad selection of both traditional and specialty mattresses, bedding accessories and other related products from leading manufacturers, including Serta, Simmons, Tempur-Pedic, Sealy, Stearns & Foster, King Coil and Hampton & Rhodes. More information is available at www.mattressfirm.com. The Company’s website is not part of this release.

Investor Relations Contact:

Scott McKinney

Vice President of Investor Relations

ir@mattressfirm.com

713-328-3417

Media Contact:

Erica Martinez

emartinez@jacksonspalding.com

214-269-4404

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